Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of an additional 6,419,279 shares of Class A common stock, par value $0.01, that may be issued and sold pursuant to the Pzena Investment Management, Inc. 2007 Equity Incentive Plan, of our reports dated March 9, 2009, with respect to the consolidated financial statements of Pzena Investment Management, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Pzena Investment Management, Inc., filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

New York, New York

November 25, 2009